Exhibit 99.1

NEWS

www.republicbancorp.com	Nasdaq: RBNC

FOR FURTHER INFORMATION:

Thomas F. Menacher	Kristine D. Brenner
Exec.V.P., Treasurer & CFO	Director of Investor Relations
tmenacher@republicbancorp.com	kbrenner@republicbancorp.com
(989) 725-7337	(989) 725-7337

REPUBLIC BANCORP DECLARES 10% STOCK DIVIDEND

ANN ARBOR, Mich.—October 22, 2004—Republic Bancorp Inc., (Nasdaq: RBNC), today announced that its Board of Directors declared a 10% stock dividend to shareholders of record on November 5, 2004 and payable December 3, 2004.

The Company intends to continue to pay a quarterly cash dividend of $.11 per share, representing an effective 10% increase in the cash dividend. Combined with the 16% increase previously announced in June 2004, the Company’s cash dividend has increased 26%.

“This is the 19th year in a row the Company has issued either a stock dividend or split. Republic’s history of stock and cash dividends, and our stock repurchase programs, demonstrate our commitment to increasing shareholder value,” commented Dana M. Cluckey, President and Chief Executive Officer.

Republic Bancorp Inc., with $5.8 billion in assets, is the third largest bank holding company headquartered in Michigan and 78th largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 93 retail, commercial and mortgage banking offices and 89 ATMs. The Company is the #1 Small Business Administration bank lender based in Michigan for the 10th consecutive year and one of the Midwest’s top retail mortgage lenders. Republic was named as the 5th Best Company to Work For by FORTUNE magazine (marking the fourth year on FORTUNE’s “100 Best Companies to Work For”) and was named to Working Mother magazine’s list of “100 Best Companies for Working Mothers” for four years in a row.

Information about Republic Bancorp Inc.’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

As with any statements other than those reflecting historical facts, forward-looking statements contained in this announcement involve risk, and, as such, future financial performance may differ from current expectations due to a variety of marketplace factors. These factors include, without limitation, those disclosed in Republic Bancorp’s filings with the Securities and Exchange Commission.

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